SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                February 13, 2002
                                -----------------
                Date of Report (Date of earliest event reported)

                             ST. JUDE MEDICAL, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)


   Minnesota                         0-8672                      41-1276891
   ---------                         ------                      ----------
(State or other                   (Commission                  (IRS Employer
jurisdiction of                   File Number)               Identification No.)
 incorporation)

        One Lillehei Plaza, St. Paul, MN                  55117
        --------------------------------                  -----
    (Address of principal executive offices)            (Zip Code)

                                 (651) 483-2000
                                 --------------
                Registrant's telephone number including area code

                                 Not applicable
                                 --------------
           Former name or former address, if changed since last report


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Item 5. OTHER EVENTS


          ST. JUDE ANNOUNCES COURT RULING IN GUIDANT PATENT LITIGATION
          ------------------------------------------------------------

         On February 13, 2002, Judge David F. Hamilton of the U.S. District Court for the Southern District of Indiana ruled on all of the post trial motions filed by the parties in the patent lawsuit Guidant and related parties brought against St. Jude Medical, Inc. (the "Company" or "St. Jude"). The full text of Judge Hamilton's 186 page opinion can be accessed on the internet at: www.insd.uscourts.gov/opinions/ip961718.pdf.


         Two U.S. patents ('472 and '288) relating to implantable cardioverter defibrillators (ICDs) were the subject of the trial. On July 3, 2001, the jury found that the '472 patent was valid and infringed, and awarded Guidant and the other plaintiffs $140 million in damages. The jury found that the '288 patent was valid but not infringed. Judge Hamilton's February 13, 2002, opinion overturns the jury's verdict in many respects, including finding that both patents are invalid. As a result of the various rulings, the court concluded that St. Jude is not responsible for any damages, and entered judgment in favor of St. Jude.

         The court ruled as follows:

         1. St. Jude's motion to find claims 1 and 18 of the '472 patent invalid for failure to comply with the written description requirement of the patent laws was granted.

         2. St. Jude's motion to find claims 1 and 18 of the '472 patent invalid for obviousness-type double patenting was granted.

         3. St. Jude's motion to find claims 1 and 18 of the '472 patent invalid for obviousness was denied.

         4. St. Jude's motion to find as a matter of law that claim 18 of the '472 patent was not infringed was granted.

         5. St. Jude's motion to find as a matter of law that claim 1 of the '472 patent was not infringed was denied.

         6. St. Jude's motion that claims 4 and 13 of the '288 patent were invalid because of a violation of the "best mode" requirement of the patent law was granted.

         7. St. Jude's motion to invalidate claims 4 and 13 of the '288 patent for obviousness was granted.


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


         8. St. Jude's motion that the '288 patent should be unenforceable because of inequitable conduct was denied.

         9. The court granted, in part, St. Jude's motion for sanctions in connection with misconduct by Guidant subsidiary, CPI, and one of plaintiffs' key expert witnesses. Although the court denied St. Jude's request to strike the testimony of plaintiffs' key expert witness, it ruled that St. Jude would be entitled to a new trial to remedy unfairness in the first trial in the event other rulings of the trial court were reversed on appeal. In addition, should a new trial be necessary in the aftermath of an appeal, the court ruled that Guidant would be obligated to compensate St. Jude for certain of the expenses St. Jude incurred in the first trial. The court also invited St. Jude to petition the court for other expenses and fees it incurred as a result of misconduct in the first trial.

         10. CPI's motion for a new trial on whether the '288 patent was infringed was denied.

         11. St. Jude's motion for a new trial on damages was conditionally granted. (A new trial will only be necessary if certain rulings of the trial court are reversed on appeal.)

         12. The court denied CPI's motion for a new trial on damages.

         13. Given its entry of judgment in favor of St. Jude, the court did not rule on CPI's motion for prejudgment interest.

         14. The court "conditionally" granted many of St. Jude's motions for a new trial on various issues. If Guidant appeals and the Court of Appeals were to affirm the rulings of the trial court, then no new trial will be necessary. However, if the Court of Appeals were to reverse the trial judge on certain issues in connection with an appeal, then the court's conditional ruling means that the trial judge has ruled a new trial should occur on these various issues.


         St. Jude expects that Guidant will appeal Judge Hamilton's decision.


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Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  ST. JUDE MEDICAL, INC.



Date: February 14, 2002                           By: /s/ John C. Heinmiller
                                                      --------------------------
                                                      John C. Heinmiller
                                                      Vice President-Finance and
                                                      Chief Financial Officer




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